Exhibit 5.1

Our ref: VSL/766305-000001/15429152v5

AnPac Bio-Medical Science Co., Ltd.

801 Bixing Street, Bihu County

Lishui, Zhejiang Province, 323006

People’s Republic of China

15 November 2019

AnPac Bio-Medical Science Co., Ltd. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company (the “Offering”) of certain American depositary shares (the “ADSs”) representing the Company’s Class A Ordinary Shares of a par value of US$0.01 each of the Company (the “Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 30 October 2019, including the Company’s Certificate of Incorporation and its Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2

The Second Amended and Restated Memorandum and Articles of Association of the Company (the “Second Amended and Restated Memorandum and Articles of Association”) as adopted by the shareholders of the Company on 29 October 2019 and effective from registration of the same by the Registry of Corporate Affairs and the Third Amended and Restated Memorandum and Articles of Association of the Company (the “Third Amended and Restated Memorandum and Articles of Association”) as adopted by the shareholders of the Company on 31 October 2019 and effective from registration of the same by the Registry of Corporate Affairs.

1.3	The written resolutions of the board of directors of the Company dated 29 October 2019 and 31 October 2019 (the “Directors’ Resolutions”).

1.4	The written resolutions of the members of the Company dated 29 October 2019 and 31 October 2019 (the “Shareholders’ Resolutions”).

1.5	A certificate of good standing with respect to the Company issued by the Registry of Corporate Affairs dated 30 October 2019, (the “Certificate of Good Standing”).

1.6	A certificate from a director of the Company (a copy of which is attached as Annexure B) (the “Director’s Certificate”).

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3

All public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4

Immediately prior to completion of the Offering, the Third Amended and Restated Memorandum and Articles of Association will have been registered by the Registry of Corporate Affairs and will remain in full force and effect and be unamended.

2.5	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.6	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, and is validly existing under the laws of the British Virgin Islands.

3.2

The maximum number of shares that the Company is authorised to issue, with effect from immediately prior to the completion of the Offering, will be 100,000,000 shares of a par value of US$0.01 each, comprising of (i) 70,000,000 Class A Ordinary Shares of a par value of US$0.01 each, and (ii) 30,000,000 Class B Ordinary Shares of a par value of US$0.01 each.

3.3

The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2

Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.3

In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.4

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP